EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

December 13, 2010

Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

Re:     Registration of Securities of Microsemi Corporation

Ladies and Gentlemen:

In connection with the registration of up to 3,037,173 shares of Common Stock of Microsemi Corporation, a Delaware corporation (the “Company”), par value $0.20 per share (the “Shares”), and additional junior participating preferred stock purchase rights pursuant to the Rights Agreement, dated December 22, 2000 and amended December 16, 2005, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 2,818,477 of such Shares (the “1986 Plan Shares”) and related Rights to be issued or delivered pursuant to the Actel Corporation 1986 Equity Incentive Plan, up to 192,152 of such Shares (the “1995 Plan Shares”) and related Rights to be issued or delivered pursuant to the Actel Corporation 1995 Employee and Consultant Stock Plan, and up to 26,544 of such Shares (the “2003 Plan Shares”) and related Rights to be issued or delivered pursuant to the Actel Corporation 2003 Director Stock Option Plan, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that

(1)	the 1986 Plan Shares and related Rights, the 1995 Plan Shares and related Rights, and the 2003 Plan Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

(2)	when issued in accordance with such authorization, the provisions of the applicable plan and relevant agreements duly authorized by and in accordance with the terms of the applicable plan, the Rights will be validly issued; and

(3)

when issued in accordance with such authorization, the provisions of the applicable plan and relevant agreements duly authorized by and in accordance with the terms of the applicable plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP